EXHIBIT (d)(9)

FEE WAIVER AGREEMENT

      This Agreement is entered into effective as February 1, 2006, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, Inc. (“Advisors”), a Delaware corporation.

      WHEREAS, the Trust is an open-end diversified management investment company with numerous investment portfolios (collectively, the “Funds”).

      WHEREAS, Advisors and the Trust have entered into an Investment Management Agreement, dated February 1, 2006 (the “Investment Management Agreement”) providing for investment management services to be provided by Advisors to the Funds for an investment management fee; and

      WHEREAS, the parties hereto wish to lessen the impact of the increased fees levied on the Funds in the Investment Management Agreement.

      NOW, THEREFORE, the parties do hereby agree as follows:

1.	Term of Agreement. This Agreement shall be in-force from February 1, 2005 until the close of business on April 30, 2007, unless earlier terminated by written agreement of the parties hereto.

2.	Waiver of Management Fee.

3.	(a) Advisors hereby agrees to waive that portion of its fee under the Investment Management Agreement that exceeds the following percentages of average daily net assets of the Funds:

                        Growth & Income Fund:       0.08%

4.	(b) Advisors hereby agrees to waive all of its fees under the Investment Management Agreement for the following Funds:

                        Lifecycle Fund—2010 Fund
                        Lifecycle Fund—2015 Fund
                        Lifecycle Fund—2020 Fund
                        Lifecycle Fund—2025 Fund
                        Lifecycle Fund—2030 Fund
                        Lifecycle Fund—2035 Fund
                        Lifecycle Fund—2040 Fund

5.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, Inc.

By:

TIAA-CREF Institutional Mutual Funds

By: